Exhibit 10.1

ROGERS CORPORATION

EXECUTIVE TRANSITION AGREEMENT
for
ROBERT D. WACHOB

This Executive Transition Agreement (“Agreement”) is entered into as of this fifth day of August, 2011, by and between ROBERT D. WACHOB (“Wachob”) and ROGERS CORPORATION, a Massachusetts corporation, (the “Company”).

WHEREAS, Wachob currently serves as President and Chief Executive Officer (“CEO”) and as a member of the Board of Directors (the “Board”) of the Company;

WHEREAS, Wachob’s mandatory retirement date is March 1, 2013 (“Mandatory Retirement Date”); and

WHEREAS, the Company is searching for a new chief executive officer, who may join the Company before the Wachob’s Mandatory Retirement Date;

WHEREAS, the Company and Wachob mutually agree that it is in the best interests of the Company for it to retain Wachob’s advice and counsel during the search process and thereafter on matters related to business operations and any other matters pertaining to the Company that may assist management and the Board; and

WHEREAS, the Company desires to retain Wachob’s services in a capacity and on the terms set forth in this Agreement; and

WHEREAS, the Company and Wachob desire to enter into this Agreement that contemplates Wachob’s succession and the transition to the next CEO of the Company and the retention of Wachob as a consultant thereafter until his Mandatory Retirement Date.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows effective as of August 5, 2011 (the “Effective Date”):

1. CONTINUED EMPLOYMENT.

1.1 Term of Employment.  Wachob’s term of employment under this Agreement shall begin on the Effective Date and end on the earlier of the first day of employment of the next CEO of the Company (the “Transition Date”) or his Mandatory Retirement Date (the “Employment Term”).  Wachob shall continue to serve in an executive capacity during the Employment Term and shall perform such duties as are customarily associated with Wachob’s position, consistent with the bylaws of the Company and as required by the Board.  In all events hereunder, Wachob’s employment is subject to earlier termination pursuant to Section 1.2 hereof, and upon such earlier termination the Employment Term shall be deemed to have ended.

1.2 Policies and Procedures.  The employment relationship between Wachob and the Company shall continue to be governed by the general employment policies and practices of the Company, including those relating to the Employment, Invention, Confidentiality and Non-Compete Agreement with the Company dated August 5, 2011 (the “Non-Compete Agreement”).  Notwithstanding the foregoing, when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.3 Transition.  Effective as of the end of the Employment Term, Wachob shall resign as a member of the Board and relinquish the office and titles of President and Chief Executive Officer of the Company and any officer, director or comparable positions he then holds with the Company’s subsidiaries and joint ventures.  If Wachob remains employed until the Transition Date, Wachob shall make himself available to serve as a consultant thereafter until the Mandatory Retirement Date as further described in Section 3 below.  Wachob shall cooperate fully with the Board and the next CEO to achieve a smooth transition.

2. COMPENSATION AS CEO

Wachob shall receive the following compensation for services as CEO during the Employment Term:

2.1 Salary.  Wachob shall continue to receive an annualized base salary of $515,034 for his services as CEO during the Employment Term, subject to payroll withholding and deductions and payable in accordance with the Company’s regular payroll schedule.

2.2 AICP. Wachob shall be eligible to earn a full incentive payment under the Rogers Corporation Annual Incentive Compensation Plan, as amended (“AICP”) based on the current performance goals and the Company’s performance for the 2011 fiscal year, it being understood that there will be no reduction to such payment if the Transition Date occurs on or before December 31, 2011.  If Wachob is employed as CEO during any portion of the 2012 fiscal year and his Transition Date occurs before 2013, Wachob shall be eligible for a pro-rata incentive payment under AICP based on the performance goals established by the Compensation and Organization Committee for such year in its discretion and the Company’s performance for such year, it being understood that such payment shall be pro-rated based on Wachob’s number of days employed as CEO during the 2012 fiscal year.  Wachob in no event shall be eligible to receive an incentive payment under AICP with respect to the 2013 fiscal year.

2.3 Transition Equity Awards. On the Effective Date, the Company shall grant Wachob a Time-Based Restricted Stock Unit Award (collectively, the “2011 RSUs”) and a Time-Based Non-Qualified Stock Option Award (the “2011 Stock Options”) under the Rogers Corporation 2009 Long-Term Equity Compensation Plan, as amended (the “2009 Equity Compensation Plan”).

(a)           The number of 2011 RSUs shall be equal to 20,797 and the number of 2011 Stock Options shall be equal to 50,000.

(b)           The 2011 RSUs shall vest annually in one-third installments on each anniversary of the Effective Date, provided that Wachob is then employed (or deemed to be employed) by the Company.  The 2011 Stock Options shall vest as follows, provided that Wachob is then employed (or deemed to be employed) by the Company: 50% on the second anniversary of the Effective Date, 75% on the third anniversary of the Effective Date and 100% on March 1, 2015.  Solely for the purpose of satisfying the vesting requirement for the 2011 RSUs and the 2011 Stock Options (collectively, the “Transition Equity Awards”), compliance with the terms of his Non-Compete Agreement will be treated as employment with the Company.

(c)           The Transition Equity Awards shall fully vest upon either of the following events while employed by the Company (or deemed employed by the Company under Section 2.3(b) above): death, disability (as defined under Section 409A of the Internal Revenue Code of 1986, as amended) or a Change in Control (as defined in the 2009 Equity Compensation Plan).

(d)           Wachob’s voluntary termination of employment prior to the Transition Date or termination by the Company for Cause (as defined in the 2009 Equity Compensation Plan) shall result in forfeiture of all unvested Transition Equity Awards.

The form of award agreement to be used for the 2011 RSUs is set forth in Exhibit A hereto.  The form of award agreement to be used for the 2011 Stock Options is set forth in Exhibit B hereto.  It is not intended that Wachob shall receive any further equity awards during the Employment Term.

2.4 Prior Equity Awards.  All equity awards previously granted to Wachob by the Company that are outstanding as of the Effective Date (the “Prior Equity Awards”) shall continue to vest in accordance with the vesting terms set forth in the applicable award agreement, as long as the Wachob remains an employee of the Company.  Notwithstanding the foregoing, if the Transition Date occurs before December 31, 2012, Wachob shall be eligible to earn all the shares under the performance-based restricted stock units granted to him for the 2009-2011 and the 2010 – 2012 performance periods based on corporate performance as if he was employed with the Company on the last day of each such performance period  (e.g., no pro-rata reduction due to retirement) provided that he remains employed with the Company until the Transition Date but in no event later than his Mandatory Retirement Date   For avoidance of doubt, termination of employment on the Transition Date shall be treated as Wachob’s date of “Retirement” under the Prior Equity Awards that are stock options.  A schedule setting forth each Prior Equity Awards and the applicable plan that governs each Prior Equity Grant is set forth in Exhibit C.

2.5 Pension Restoration Plan  Wachob shall continue to earn credited service toward accruing benefits under the Rogers Corporation Amended and Restated Pension Restoration Plan (the “Pension Restoration Plan”) while employed until the earlier of the Transition Date or the Mandatory Retirement Date.  If Wachob continues employment until the Transition Date so that the Employment Term ends prior to his Mandatory Retirement Date, Wachob shall be deemed to have continued service with the Company until his Mandatory Retirement Date, for purposes of calculating the amount under Section 4.1(a) of the Pension Restoration Plan.  When calculating Wachob’s Retirement and Survivor Benefits under Article IV of the Pension Restoration Plan upon his “Separation from Service” (as defined in the Pension Restoration Plan), Wachob’s Average Monthly Compensation (as defined in the Pension Restoration Plan) used to determine his Normal Retirement Benefit under 4.1(a) of the Pension Restoration Plan shall be the greater of his Average Monthly Compensation as of the Effective Date or his Separation from Service.

2.6 Standard Company Welfare Benefits.  Wachob shall continue to be entitled to all benefits for which Wachob is eligible under the terms and conditions of the standard Company benefits, including but not limited to all life, dental, health, accident and disability benefit plans and other similar welfare plans and compensation practices which may be in effect from time to time and provided by the Company to its employees, including retiree medical coverage (collectively, the “Welfare Benefits”) generally through the Employment Term.  In addition, if Wachob remains employed until the Transition Date and the Transition Date occurs prior to the Mandatory Retirement Date, then the Company shall provide the Welfare Benefits to Wachob on substantially the same basis that it provides the Welfare Benefits to other U.S. based salaried employees until the Mandatory Retirement Date.

2.7 Officer Special Severance Agreement.  By entering into this Agreement, Wachob agrees that he shall not be entitled to benefits under either the Officer Special Severance Agreement or the Rogers Corporation Severance Pay Plan for Exempt Salaried Employees Policy, as modified by the letter from the Company to Wachob dated November 19, 1991 (the “Severance Policy”).  In the event that the Company terminates Wachob’s employment other than due to gross misconduct, serious violation of Company policy or conviction of a felony prior to the Transition Date, Wachob (or, in the event of his death, his estate) shall continue to receive salary payments under Section 2.1 until his Mandatory Retirement Date and receive the compensation and benefits described under Section 2.2, Section 2.3, 2.5 and 2.6 by treating the date of any such termination of employment without cause as the Transition Date.

3. CONSULTING ARRANGEMENT

3.1 Consulting Period.  If Wachob remains employed until the Transition Date, the parties agree that the Company shall retain Wachob as a consultant to provide the services described in Section 3.2 below from the Transition Date until his Mandatory Retirement Date (the “Consulting Period”), as provided in this Agreement.  There shall be no Consulting Period if the Employment Term either ends on Wachob’s Mandatory Retirement Date or prior to the Transition Date.

3.2 Consulting Services.  As reasonably requested by the Board, Wachob shall assist his successor with his/her transition to Chief Executive Officer of the Company and to assist and advise him/her regarding all matters in which Wachob was involved or of which Wachob had knowledge while employed by the Company (the “Consulting Services”).  Wachob and the Company agree that in no event will the Company require, nor will Wachob perform, a level of services during the Consulting Period that would result in Wachob not having a Separation from Service (as defined in the Pension Restoration Plan) on the Transition Date.  The Consulting Services will be performed at such times as are reasonably requested by the Company after reasonable consultation with Wachob.  Wachob is not required nor expected to provide the Consulting Services at the Company’s offices.  Wachob will have no responsibilities or authority as a consultant other than (i) as provided in this Agreement and (ii) as otherwise agreed in writing between the Company and Wachob.  Wachob shall not represent or purport to represent the Company in any manner whatsoever to any third party.

3.3 Fees.   As compensation for Wachob making himself available to provide the Consulting Services as provided in Section 3.2 above, the Company shall pay Wachob $45,419.50 per month during the Consulting Period.  Fees shall be paid monthly in arrears by the 15th day of the following month or other date(s) agreed to by the parties.  Should Wachob die or become “disabled” (within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”)) during the Consulting Period, the Company shall continue to pay this monthly fee until March 1, 2013.

3.4 Participation in Company Plans.  Wachob shall not be entitled to participate, and shall not participate in, any employee benefit plan providing benefits to Company employees, whether presently in force or adopted subsequent to this Agreement, on or after the end of the Employment Term with respect to his Consulting Services.  For avoidance of doubt, (a) Wachob shall retain all compensation and benefits that accrued and vested while employed by the Company and that are payable on or after his termination of employment with the Company, and (b) Wachob shall be entitled to receive a matching contribution under the Rogers Corporation Voluntary Deferred Compensation Plan for Key Employees, as amended (the “Deferred Compensation Plan”) with respect to all eligible compensation that is earned as an employee during 2011, including any AICP bonus earned for 2011 that would be payable in 2012, except according to existing elections under the Deferred Compensation Plan.

4. OTHER ACTIVITIES

4.1 Non-Competition.  Wachob agrees that his obligations not to compete against the Company under Section 9 of his Non-Compete Agreement shall extend from the Effective Date through March 1, 2015.

4.2 Non-Solicitation. Wachob agrees that his non-solicitation obligations under Section 4 of his Non-Compete Agreement shall extend from the Effective Date through March 1, 2015.

4.3           No Additional Compensation,  Wachob agrees that he shall not in any event be entitled to receive any compensation under the Non-Compete Agreement and that the extensions to the non-competition and non-solicitation obligations under the Non-Compete Agreement as described herein are, in part, consideration for the Transition Equity Awards.

5. SECTION 409A.  It is intended that all of the benefits and payments payable under this Agreement satisfy or shall otherwise be exempt from Section 409A.  For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations under Section 409A), Wachob’s right to receive any payments under this Agreement be treated as a right to receive a series of separate payments and, accordingly, each such payment shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Wachob is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of  Section 409A(a)(2)(B)(i) of the Code, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution in violation of Section 409A, such payments shall not be provided to Wachob prior to the earliest of (i) the expiration of the six-month period measured from the date of Wachob’s Separation from Service with the Company, (ii) the date of Wachob’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation (the “Delayed Payment Period”). Upon the first business day following the Delayed Payment Period, all payments deferred pursuant to this Section 5 shall be paid in a lump sum to Wachob, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement.  No interest shall be due on any amounts so deferred.

6. GENERAL PROVISIONS.

6.1 Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight courier, to the Company’s General Counsel at its primary office location and to Wachob at Wachob’s address as listed on the Company payroll.

6.2 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

6.3 Waiver.  Any waiver of rights under this Agreement shall be in writing.  If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4 Complete Agreement.  This Agreement constitutes the entire agreement between Wachob and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company as authorized in writing by the Board or the Compensation and Organization Committee.

6.5 Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

6.6 Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

6.7 Successors and Assigns.  This Agreement will be binding upon and will inure to the benefit of the Company, its successors and assigns, and the Company will require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  The term “the Company” as used herein will include such successors and assigns.  Wachob may not assign any of his duties hereunder and Wachob may not assign any of Wachob’s rights hereunder without the written consent of the Company.  This Agreement will inure to the benefit of and be enforceable by Wachob’s legal personal representatives.

6.8 Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this fifth day of August, 2011.

ROGERS CORPORATION

By:	/s/ Robert G. Paul
Name: Robert G. Paul
Title: Chairperson, Compensation and Organization Committee

Accepted and agreed:

  /s/ Robert D. Wachob
ROBERT D. WACHOB

Exhibit A

ROGERS CORPORATION
2009 LONG-TERM EQUITY COMPENSATION PLAN

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Rogers Corporation (the “Company”) hereby grants to Robert D. Wachob (the “Grantee”) 20,797 Restricted Stock Units (this “Award”) under Article 8 of the Rogers Corporation 2009 Long-Term Equity Compensation Plan, as amended (the “Plan”).  This Time-Based Restricted Stock Unit Award Agreement (this “Agreement”) entitles the Grantee to payment in the form of Shares at the times provided under Section 3 after satisfying the vesting conditions described in Section 2 below.  The number of Restricted Stock Units subject to this Award shall be subject to adjustment as provided under Section 2.3 of the Plan.  This Award is granted as of August 5, 2011 (the “Grant Date”).

By signing and delivering to the Company a copy of this Agreement, Grantee agrees to all of the terms and conditions described in this Agreement and in the Plan.  Grantee acknowledges that the Grantee has carefully reviewed the Plan, and agrees that the Plan will control in the event any provision of this Agreement is inconsistent with the Plan.  Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan except as otherwise noted below.

1. Acceptance of Award.  The Grantee shall have no rights with respect to this Agreement unless the Grantee has accepted this Agreement in the manner described in the immediately preceding paragraph.

2. Vesting.

(a) The total number of Restricted Stock Units subject to this Award shall vest as follows:

Vesting Date                                                      Vested Percentage (Cumulative)

August 5, 2012                                                                33%

August 5, 2013                                                                66%

August 5, 2014                                                                100%

 provided the Grantee is then employed by the Company or an Affiliate.  For purposes of this Section 2(a), material compliance with the terms of the Invention, Confidentiality and Non-Compete Agreement with the Company, dated August 5, 2011 (the “Non-Compete Agreement”) shall be treated as a period of continued employment with the Company if, and only if, the “Employment Term,” as defined under the Executive Transition Agreement between the Company and the Grantee dated August 5, 2011 (the “Transition Agreement”) expires due to the Grantee remaining employed until his “Transition Date,” as defined in the Transition Agreement or if the Transition Date does not occur by March 1, 2013, upon his “Mandatory Retirement Date,” as defined under the Transition Agreement.  Except to the extent provided in Section 2(b) below due to special circumstances, a Grantee’s unvested Restricted Stock Units shall be immediately forfeited upon Separation from Service (as defined in Section 3(d) below).

(b) All of the Restricted Stock Units subject to this Agreement shall immediately be fully vested if either (i) the Grantee’s Separation from Service (as defined in Section 3(d) below) occurs because the Company terminates the Grantee’s employment other than due to gross misconduct, serious violation of Company policy or conviction of a felony before the earlier of the Transition Date or March 1, 2013 (a “Qualifying Termination without Cause”), (ii) the Grantee’s Separation from Service occurs on account of death, (iii) the Grantee suffers a Disability (as defined below) or (iv) the Grantee is employed by the Company upon a Change in Control (as defined under the Plan).

For purposes of this Agreement, “Disability” means the date on which the Grantee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Rogers entity employing the Grantee, each as reasonably determined by the Committee.  In addition, the Committee may determine that the Grantee has incurred a Disability if the Grantee is considered “totally disabled” by the Social Security Administration.

3. Settlement of Restricted Stock Units.

(a) Except as provided in either Section 3(b), Section 3(c), or Section 3(e) below, the Company shall deliver or cause to be delivered to the Grantee the number of vested Shares determined under Section 2 above as soon as administratively practicable following each Vesting Date.

(b) In the event of either the Grantee’s Disability, the Grantee’s death (whether on or contemporaneous with the Grantee’s Separation from Service) or a Change in Control, the Company shall deliver or cause to be delivered to or on the behalf of the Grantee the number of vested Shares determined under Section 2 above as soon as practicable following any such event.  Vested Shares to be delivered due to death shall be paid to the Grantee’s Beneficiary designated under Section 13 below.

(c) In the event of a Qualifying Termination without Cause under Section 2(b)(i) above, the Company shall deliver the Grantee’s vested Shares as determined under Section 2(b) above as soon as practicable following any such separation; provided, however, that if, at the time of such Separation from Service, the Grantee is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and using the identification methodology selected by the Company from time to time), then the Company shall not deliver such Shares until the earliest of (A) the first business day after the six-month anniversary of such Separation from Service or (B) the date of the Grantee’s death.

(d) For purposes of this Agreement, “Separation from Service” or “Separates from Service” means a termination of employment by the Grantee with the Company and its Affiliates, whether voluntarily or involuntarily, other than by reason of death, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h) and consistent with the rules set forth below.  In determining whether a Grantee has experienced a Separation from Service, the following provisions shall apply:

(i) A Grantee terminates employment when the facts and circumstances indicate that the Grantee and the Company reasonably anticipate that no further services will be performed for the Company and its Affiliates after a certain date, or that the level of bona fide services the Grantee will perform for the Company and its Affiliates after such date (whether as a common law employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Grantee (whether as a common law employee or an independent contractor) over the immediately preceding 36-month period.

(ii) If a Grantee is on military leave, sick leave, or other bona fide leave of absence, the Grantee’s employment relationship shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Grantee retains a right to reemployment with the Company or any of its Affiliates under an applicable statute or by contract.  If the period of military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Grantee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such 6-month period.  In applying the provisions of this part (ii), a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Grantee will return to perform services for the Company or one of its Affiliates.

(iii) For a Grantee who provides services to the Company, its Affiliates or both, as a common law employee and an independent contractor concurrently, a Separation from Service generally shall not occur until the Grantee has ceased providing services for such entities as both a common law employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (i) and (ii) above, respectively.  Similarly, if a Grantee ceases providing services for the Company and its Affiliates as a common law employee and begins providing services for any such entity as an independent contractor, the Grantee will not be considered to have experienced a Separation from Service until the Grantee has ceased providing services for all such entities in both capacities, as determined in accordance with the applicable provisions set forth in parts (i) and (ii) above.  Notwithstanding the foregoing, if a Grantee provides services for the Company, its Affiliates or both as a common law employee and as a member of the Board of the Company, any of its Affiliates or both, to the extent permitted by Treas. Reg. §1.409A-1(h)(5), the services provided by such Grantee as a director shall not be taken into account in determining whether the Grantee has experienced a Separation from Service as an employee.

(e) Payment of vested Shares shall be made by the Company not more than more than 90 days after the event triggering payment under this Section 3 (i.e., continued employment until a Vesting Date or an event described in either Section 3(b) or Section 3(c) of this Agreement) and the Grantee shall in no event have a right to designate the taxable year of the payment.  If the Company reasonably anticipates that the income tax deduction with respect to a payment under this Award would be limited or eliminated by application of Section 162(m), then to the extent permitted by Treas. Reg. §1.409A-2(b)(7)(i), payment shall be deferred as deemed necessary to ensure that the entire amount of Shares (and related dividends, if any) payable under this Award is deductible.  Any Shares that are not paid due to this Section 162(m) limitation shall continue to be credited with dividends under Section 4 below.  Any delayed payment of Shares (and related dividends, if any) shall be paid to the Grantee (or his or her Beneficiary in the event of the Grantee’s death) upon either (i) the earliest date the Company reasonably anticipates that the deduction of a delayed payment will not be limited or eliminated by application of Section 162(m) of the Code or (ii) the calendar year in which the Grantee Separates from Service.  In the event payment is to be made under clause (ii) above, then to the extent deemed necessary to comply with Treas. Reg. 1.409A-3(i)(2) (with respect to the Separation from Service of a “specified employee”), the delayed payment shall not be made before the end of the six-month period following the Grantee’s Separation from Service.

(f) The Grantee shall have no rights of a shareholder with respect to any Shares subject to the Restricted Stock Units until such time, if any, as such Shares are actually delivered.

4. Dividends. The Grantee shall also be paid cash in an amount equal to (a) the dollar value of cash dividends paid by the Company per Share during the period starting on the Grant Date and ending on the date Shares are actually delivered to the Grantee under the terms of this Agreement, multiplied by (b) the number of Shares vested under this Agreement.  Any such dividends shall be paid to the Grantee, without interest, on the date Shares are actually delivered to the Grantee under the terms of this Agreement.

5. Compensation Recovery.  This Award shall be subject to being recovered under the Company’s Compensation Recovery Policy or any similar policy that the Company may adopt from time to time.  For avoidance of doubt, compensation recovery rights to Shares issued under this Agreement shall extend to any proceeds realized by the Grantee upon the sale or other transfer of such Shares.

6. Tax Withholding. The Grantee hereby agrees to make appropriate arrangements with the Company for such income and employment tax withholding as may be required of the Company under applicable United States federal, state, local or foreign law on account of the Grantee’s rights under this Agreement.  The Grantee may satisfy any withholding obligation, in whole or in part, by electing (i) to make a payment to the Company in cash, by check, electronic funds transfer or by other instrument acceptable to the Company, (ii) to deliver to the Company a number of already-owned Shares having a value not greater than the amount required to be withheld (such number may be rounded up to the next whole share), as may be permitted pursuant to written policies or rules adopted by the Committee in effect at the time of the delivery of the Shares, or (iii) by any combination of (i) and (ii).  In addition, the Committee may also permit, in its sole discretion and in accordance with such policies and rules as it deems appropriate, the Grantee to have the Company withhold a number of Shares which would otherwise be issued pursuant to this Agreement having a value not greater than the amount required to be withheld (such number may be rounded up to the next whole share).  The value of Shares to be withheld or delivered (as may be permitted by the Committee) shall be based on the Fair Market Value of a Share as of the date the amount of tax to be withheld is to be determined.  For avoidance of doubt, the Committee may change its policies and rules for tax withholding in its sole discretion from time to time for any reason.

7. Section 409A of the Code.  It is intended that the provisions of this Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

8. The Plan.  This Agreement is subject in all respects to the terms, conditions, limitations, and definitions contained in the Plan.  In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control.

9. No Obligation to Continue Employment.  Neither the Company nor any Affiliate is obligated to continue to employ the Grantee, nor does the Plan or this Agreement impose any such obligation.  In addition, the Company or an Affiliate may at any time dismiss the Grantee from employment free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

10. Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

11. Purchase Only for Investment.  To insure the Company’s compliance with the Securities Act of 1933, as amended, the Grantee agrees for himself or herself, the Grantee’s legal representatives and estate, or other persons who acquire the rights under this Agreement upon his or her death, that Shares will be acquired hereunder for investment purposes only and not with a view to their distribution, as that term is used in the Securities Act of 1933, as amended, unless in the opinion of counsel to the Company such distribution is in compliance with, or exempt from, the registration and prospectus requirements of that Act.

12. Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, United States of America.

13. Beneficiary Designation.  The Grantee hereby designates the following person(s) as the Grantee’s Beneficiary(ies) to whom shall be transferred any rights under this Agreement which survive the Grantee’s death.  If the Grantee names more than one primary beneficiary and one or more of such primary beneficiaries die, the deceased primary beneficiary’s interest will be apportioned among any surviving primary beneficiaries before any contingent beneficiary receives any amount, unless the Grantee indicates otherwise in a signed and dated additional page. The same rule shall apply within the category of contingent beneficiaries.  Unless the Grantee has specified otherwise herein, any rights which survive the Grantee’s death will be divided equally among the Grantee’s primary beneficiaries or contingent beneficiaries, as the case may be.

PRIMARY BENEFICIARY(IES)

	Name	%	Address
(a)	____________________________	__	_____________________________
(b)	____________________________	__	_____________________________
(c)	____________________________	__	_____________________________

CONTINGENT BENEFICIARY(IES)

	Name	%	Address
(a)	____________________________	__	_____________________________
(b)	____________________________	__	_____________________________
(c)	____________________________	__	_____________________________

In the absence of an effective beneficiary designation in accordance with the terms of the Plan and this Agreement, the Grantee acknowledges that any rights under this Agreement that survive the Grantee’s death shall be rights of his or her estate notwithstanding any other agreements or documents (including the Grantee’s will) to the contrary.

This Agreement is to be executed in duplicate.

ROGERS CORPORATION

By:
Name:
Title:

The undersigned hereby acknowledges receipt of this Agreement and agrees to its terms and conditions:

Grantee

Exhibit B

ROGERS CORPORATION
2009 LONG-TERM EQUITY COMPENSATION PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

Pursuant to the Rogers Corporation 2009 Long-Term Equity Compensation Plan, as amended (the “Plan”), Rogers Corporation (the “Company”) hereby grants to Robert D. Wachob (the “Optionee”), a non-qualified stock option (this “Stock Option”) to purchase a maximum of 50,000 shares of (capital) common stock of the Company (the “Capital Stock”) at a price equal to the Fair Market Value (as defined under the Plan) of a share of the Company’s Capital Stock as of August 5, 2011 (the “Grant Date”) subject to the terms of this agreement (this “Agreement”).

1.
Timing of Exercise. Subject to Section 2 below, this Stock Option shall become vested and exercisable as follows: if the Optionee continues in the employ of the Company or any Affiliate, this Stock Option will become exercisable on the second anniversary of the Grant Date as to the first one-third of the shares subject to this Stock Option, on the third anniversary of the Grant Date as to the second one-third, and on March 1, 2015 as to the balance; except that if the Optionee is employed upon the occurrence of a Change in Control (as defined in the Plan), this Stock Option shall become fully vested.  The Optionee shall be considered to be employed for purposes of this Stock Option until the Optionee’s Termination of Service (as defined in the Plan); provided, however, material compliance with the terms of the Invention, Confidentiality and Non-Compete Agreement with the Company, dated August 5, 2011 (the “Non-Compete Agreement”) shall be treated as a period of continued employment with the Company for purposes of this Non-Qualified Stock Option Agreement if, and only if, the “Employment Term,” as defined under the Executive Transition Agreement between the Company and the Optionee dated August 5, 2011 (the “Transition Agreement”) expires due the Optionee remaining employed until his “Transition Date,” as defined in the Transition Agreement or if the Transition Date does not occur by March 1, 2013, upon his “Mandatory Retirement Date,” as defined under the Transition Agreement.  This Stock Option shall remain exercisable until it expires on the fifth anniversary of the Grant Date, unless this Stock Option is sooner terminated as provided herein.

2.
Termination of Stock Option. If the Optionee’s employment by the Company and its Affiliates terminates for any reason, other than death, Disability or a Qualifying Termination without Cause as provided below, this Stock Option may thereafter be exercised, to the extent it was vested and exercisable on Termination of Service for a period of three months from such date or, if earlier, the fifth anniversary of the Grant Date.

(a)
Death or Disability. If the Optionee’s employment by the Company and its Affiliates terminates by reason of death or the Optionee suffers a Disability, this Stock Option shall become immediately vested and exercisable in full and may thereafter be exercised by the Optionee’s Beneficiary (as determined under Section 16 below) until the fifth anniversary of the Grant Date.  For purposes of this Stock Option, “Disability” means the Optionee’s inability, due to physical or mental incapacity resulting from injury, sickness or disease, for one hundred and eighty (180) days in any twelve-month period to perform his or her duties hereunder.

(b)
Termination by Reason a Qualifying Termination without Cause. If the Optionee’s employment by the Company and its Affiliates terminates by reason of a Qualifying Termination without Cause, this Stock Option shall become immediately vested and exercisable in full and may thereafter be exercised until the fifth anniversary of the Grant Date.  For purposes of this Stock Option, a “Qualifying Termination without Cause” means a Termination of Service that occurs because the Company terminates the Optionee’s employment other than due to gross misconduct, serious violation of Company policy or conviction of a felony before the earlier of the Transition Date or March 1, 2013 under the Transition Agreement.

3.
Manner of Exercise. This Stock Option may be exercised in whole or in part by giving written or electronic notice of exercise to the Company or the Company’s designee designated to accept such notices specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods:

(a)	In cash, by check, electronic transfer of funds or by other cash equivalent acceptable to the Company;

(b)	In Shares (either actually or by attestation) valued at its Fair Market Value (as defined in the Plan) as of the date of tender or attestation;

(c)
By instructing the Company to retain from Shares otherwise issuable upon the exercise of this Stock Option a number of Shares having a Fair Market Value equal to all or a portion of the purchase price as of the date of exercise (a “net-exercise”) under Section 5.4(c) of the Plan; or

(d)	By a combination of the above.

The Optionee may also deliver to the Company or the Company’s designee a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash, a check, electronic transfer of funds or other cash equivalent acceptable to the Company to pay the purchase price; provided that the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment.  Payment instructions will be received subject to collection.

Ownership of shares of Capital Stock to be purchased pursuant to the exercise of the Stock Option will be contingent upon complying with all requirements contained in the Plan, this Agreement and applicable provisions of law.  To the extent that the Optionee chooses to pay the purchase price by previously-owned shares of Capital Stock through the attestation method or a net-exercise, only the net amount of shares shall be issued.

4.
Stock Option Transferable in Limited Circumstances. This Stock Option may be transferred to a family member, trust or charitable organization to the extent permitted by applicable law (including any S-8 applicable to the Plan); provided that the transferee agrees in writing with the Company to be bound by the terms of this Agreement and the Plan. Except as permitted in the preceding sentence, this Stock Option is not transferable otherwise than by will or by the laws of descent and distribution, and this Stock Option shall be exercisable during the Optionee’s lifetime only by the Optionee.

5.
Stock Option Shares. The shares to be issued under the Plan are shares of the Capital Stock of the Company as constituted as of the date of this Agreement, subject to adjustment as provided in Section 2.3(a) of the Plan.

6.	Change in Control. The Company shall have the right to modify or terminate this Stock Option upon a Change in Control as provided in Section 2.3(b) of the Plan.

7.
Rights as a Shareholder. The Optionee shall have the rights of a shareholder only as to shares of Capital Stock acquired upon exercise of this Stock Option and not as to any shares of Capital Stock covered by the unexercised portion of this Stock Option. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such shares are acquired.

8.
Tax Withholding. The Optionee hereby agrees that the exercise of this Stock Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such income and employment tax withholding as may be required of the Company under applicable United States federal, state or local law on account of such exercise. The Optionee may satisfy the obligation(s), in whole or in part, by electing (i) to make a payment to the Company in cash, by check or by other instrument acceptable to the Company, (ii) to deliver to the Company a number of already-owned shares of Capital Stock having a value not greater than the amount required to be withheld (such number may be rounded up to the next whole share) as may be permitted pursuant to written policies or rules adopted by Compensation and Organization Committee of the Board of Directors of the Company (the “Committee”) in effect at the time of exercise, or (iii) by any combination of (i) and (ii).  In addition, the Committee may also permit, in its sole discretion and in accordance with such policies and rules as it deems appropriate, the Optionee to have the Company withhold a number of shares which would otherwise be issued pursuant to this Stock Option having a value not greater than the amount required to be withheld (such number may be rounded up to the next whole share).  The value of shares to be withheld or delivered (as may be permitted by the Committee) shall be based on the Fair Market Value of a share of Capital Stock as of the date the amount of tax to be withheld is to be determined.  For avoidance of doubt, the Committee may change its policies and rules for tax withholding in its sole discretion  from time to time for any reason.

9.
Tax Status. This Stock Option is not intended to qualify as an incentive stock option under Section 422 of the Code.  This Stock Option is intended to be exempt from the requirements of Section 409A of the Code.

10.
The Plan. This Stock Option is subject in all respects to the terms, conditions, limitations and definitions contained in the Plan. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

11.	No Obligation to Exercise Stock Option. The grant and acceptance of this Stock Option imposes no obligation on the Optionee to exercise it.

12.	No Obligation to Continue Employment. Neither the Company nor any Affiliate is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment.

13.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

14.
Purchase Only for Investment. To insure the Company’s compliance with the Securities Act of 1933, as amended, the Optionee agrees for himself or herself, the Optionee’s legal representatives and estate, or other persons who acquire the right to exercise this Stock Option upon his or her death, that shares will be purchased in the exercise of this Stock Option for investment purposes only and not with a view to their distribution, as that term is used in the Securities Act of 1933, as amended, unless in the opinion of counsel to the Company such distribution is in compliance with or exempt from the registration and prospectus requirements of that Act.

15.	Governing Law. This Agreement and this Stock Option shall be governed by the laws of the Commonwealth of Massachusetts, United States of America.

16.	Beneficiary Designation. The Optionee hereby designates the following person(s) as the Optionee’s Beneficiary(ies) to whom shall be transferred any rights under this Agreement which survive the Optionee’s death. If the Optionee names more than one primary beneficiary and one or more of such primary beneficiaries die, the deceased primary beneficiary’s interest will be apportioned among any surviving primary beneficiaries before any contingent beneficiary receives any amount, unless the Optionee indicates otherwise in a signed and dated additional page. The same rule shall apply within the category of contingent beneficiaries. Unless the Optionee has specified otherwise herein, any rights which survive the Optionee’s death will be divided equally among the Optionee’s primary beneficiaries or contingent beneficiaries, as the case may be.

PRIMARY BENEFICIARY(IES)
	Name	%	Address
(a)	____________________________	__	_____________________________
(b)	____________________________	__	_____________________________
(c)	____________________________	__	_____________________________

CONTINGENT BENEFICIARY(IES)
	Name	%	Address
(a)	____________________________	__	_____________________________
(b)	____________________________	__	_____________________________
(c)	____________________________	__	_____________________________

In the absence of an effective beneficiary designation in accordance with the terms of the Plan and this Agreement, the Optionee acknowledges that any rights under this Agreement that survive the Optionee’s death shall be rights of his or her estate notwithstanding any other agreements or documents (including the Optionee’s will) to the contrary.

This Agreement is to be executed in duplicate.

By: Rogers Corporation

ROGERS CORPORATION

By:
Name:
Title:

The undersigned hereby acknowledges receipt of this Agreement and agrees to its terms and conditions:

Optionee

EXHIBIT C

Grant/Award Activity Report

ROG - Rogers Corporation (RKS)

Robert D. Wachob
Plan	Award Date	Award Type	Award Price	Award Amount	Vested	Unvested	Outstanding	Exercisable	Exercised	Regular Expiration Date
1998 Stock Incentive Plan	10/23/2001	NQ	$34.0900	11,421	11,421	0	11,421	11,421	0	10/23/2011
1990 Stock Option Plan	10/23/2002	NQ	$26.1100	42,342	42,342	0	42,342	42,342	0	10/23/2012
1998 Stock Incentive Plan	10/23/2002	ISO	$26.1100	7,658	7,658	0	7,658	7,658	0	10/23/2012
1998 Stock Incentive Plan	10/29/2003	ISO	$38.5300	2,595	2,595	0	2,595	2,595	0	10/29/2013
1998 Stock Incentive Plan	10/29/2003	NQ	$38.5300	52,405	52,405	0	52,405	52,405	0	10/29/2013
1994 Stock Compensation Plan	04/29/2004	NQ	$59.8500	10,000	10,000	0	10,000	10,000	0	04/29/2014
1990 Stock Option Plan	04/29/2004	NQ	$59.8500	30,000	30,000	0	30,000	30,000	0	04/29/2014
2005 Equity Compensation Plan	04/28/2005	NQ	$34.8300	40,000	40,000	0	40,000	40,000	0	04/28/2015
2005 Equity Compensation Plan	02/16/2006	ISO	$47.9800	4,000	4,000	0	4,000	4,000	0	02/16/2016
2005 Equity Compensation Plan	02/16/2006	NQ	$47.9800	33,500	33,500	0	33,500	33,500	0	02/16/2016
2005 Equity Compensation Plan	02/15/2007	NQ	$53.1000	33,550	33,550	0	33,550	33,550	0	02/15/2017
2005 Equity Compensation Plan	02/15/2008	NQ	$31.6900	53,250	35,500	17,750	53,250	35,500	0	02/15/2018
2009 Long-Term Equity Compensation Plan	02/25/2009	NQ	$23.8600	72,350	24,117	48,233	72,350	24,117	0	02/25/2019
2009 Long-Term Equity Compensation Plan	02/11/2010	NQ	$24.4200	69,350	0	69,350	69,350	0	0	02/11/2020
Long-Term Equity Compensation Plan	02/25/2009	PBRSU	N/A	11,350*	0	11,350	N/A	N/A	N/A	N/A
Long-Term Equity Compensation Plan	03/03/2010	PBRSU	N/A	9,900*	0	9,900	N/A	N/A	N/A	N/A

*  Reflects target number of shares under award

    PBRSU = performance-based restricted stock units